Exhibit 99.1
COMPROMISE AGREEMENT
October 4, 2005
Roger P. Morgan
19 Twickenham Road
Teddington, Middlesex TW118AQ
Dear Mr. Morgan:
This letter agreement (this “Agreement”) will confirm our agreements with respect to the termination of your employment with KRATON Polymers, LLC (the “Company”) and the specific terms, conditions and consequences of such termination, as set forth below. You and the Company agree that this Agreement, including the general release contained herein, represents the full and complete agreement concerning the termination of your employment in the UK and any other country with the Company and that this Agreement represents the full and complete agreement concerning any additional severance payments that may be made to you both within and outside of the UK for the termination of your employment in the UK and any other country.
You and the Company hereby agree as follows:
1.	Separation Date; Termination of Employment Agreement: Subject to Section 22 hereof, your Employment Agreement with the Company dated as of January 21, 2002 as amended May 2004 (the “Employment Agreement”) will terminate and be of no further force or effect, except as incorporated by reference herein, and your employment with the Company will end at the close of the Company’s business on October 7, 2005 (the “Separation Date”). Parts 1A, 2 and 3 of your P45 will be sent to you within fourteen (14) days of the Separation Date or the signing of this Agreement, whichever is the later.

2.	Separation Payment: Without admission of any liability and in exchange for the releases and covenants contained in this Agreement, the Company agrees to pay you a lump sum amount equal to £136,500 GBP (£65,000 redundancy and £71,500 pro-rated ICP Bonus) in lieu of any statutory notice entitlement and as compensation for loss of employment on redundancy and 2005 ICP Bonus, which shall be payable in entirety within thirty (30) days after the Separation Date, subject to Section 7, herein. All applicable statutory withholding taxes (at the applicable statutory rates) and employee National Insurance contributions will be deducted from this payment (the “Separation Payment”). However, it is the Company’s understanding that the first £30,000 GBP of the Separation Payment will be paid under sections 401 and 403 Income Tax (Earnings and Pensions) Act 2003 and that this sum can/will be paid without a requirement for the Company to deduct income tax. If the Inland revenue or other relevant authority should decide that any further tax and/or employee’s national insurance shall be payable, the responsibility for such payments shall be your responsibility. In addition to the Separation Payment, provided you have not begun to provide services (as an employee, consultant or otherwise) to another person or entity (other than for the Company or any of its subsidiaries) which are expected to continue for more than thirty (30) days, or which do continue for more than thirty (30) days (“Services”), you will receive up to an additional six (6) monthly payments equal to your monthly basic salary, beginning as soon as is practicable after the six-month anniversary of your Separation Date and ending on the earlier of either the twelve (12) month anniversary of the Separation Date, or the date you begin to provide Services (the first six (6) months following the Separation Date plus any additional period of time during which you receive the additional monthly payments in accordance with this provision is known as the “Severance Continuation Period”). You and the Company hereby acknowledge and agree that, except as expressly provided in Sections 3, 4, 5 and 6 of this Agreement, the Separation Payment is being paid to you in lieu of, and in satisfaction of any liability or obligation of the Company or any of its affiliates for, any amount or benefit that would have been payable or required to be provided to you under the Employment Agreement or otherwise, including for salary, benefits, bonus, statutory redundancy, and other compensation or benefits to which you may have been entitled under applicable law or any plan or arrangement of the Company or any of its affiliates in respect of or as a result of your employment or the termination of your employment contemplated hereby.

3.	Expenses: The Company will reimburse you for any expenses properly and reasonably incurred by you in the performance of your duties on or before the Separation Date. Any such claim must be submitted in accordance with current Company policy within thirty (30) days after the Separation Date. The Company shall reimburse you for the reasonable and documented fees and expenses of an Adviser (as defined below) incurred by you in connection with this Agreement, up to an aggregate maximum reimbursement amount of £2,000 GBP together with VAT. Such reimbursement amount will be paid direct to your Adviser within seven working days of the Company receiving an invoice from your Adviser documenting the amount of fees and expenses actually incurred and addressed to you but stated to be payable (up to £2,000 GBP together with VAT) by the Company.

4.	Accrued Salary: In satisfaction of any liability or obligation of the Company or any of its affiliates for accrued but unpaid vacation time, the Company will make a lump sum payment to you within thirty (30) days after your Separation Date equal to accrued but unpaid vacation time as of the Separation Date.

5.	Employee Benefits: You shall be entitled to continuation of your medical benefits as set forth in Section 12 of the Employment Agreement during the Severance Continuation Period. Your rights to such continued disability insurance and any other applicable health benefit plan in which you currently participate under the terms of the Employment Agreement shall be subject to you continuing to meet the eligibility requirements of such plans and you continuing to pay any applicable employee premiums or other contributions. The Company’s obligations to provide any such coverage benefits as may be applicable during the Severance Continuation Period shall immediately cease in the event you become eligible for similar alternative coverage from a new employer as may be applicable and you must notify the Company within one (1) week of becoming eligible for such alternative coverage.

6.	Equity: Pursuant to Section 10 of the Limited Liability Company Operating Agreement of KRATON Management LLC (the “KRATON Management LLC Agreement”) KRATON Management LLC shall repurchase the 100,000 Company Membership Units (as that term is defined in the KRATON Management LLC Agreement) held by you at the price of U.S. $1.00 per Company Membership Unit, for a total purchase price (the “Purchase Price”) of U.S. $100,000. Upon payment of the Purchase Price, you hereby surrender all rights and interests in the 100,000 Company Membership Units and hereby represent and warrant that you have full power and authority to sell, assign and transfer such units (subject to the KRATON Management LLC Agreement) and that KRATON Management LLC will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims whatsoever. You hereby agree that, upon request, you shall execute and deliver any additional documents reasonably deemed by KRATON Management LLC to be necessary or desirable to complete the redemption of the Company Membership Units described herein.

You hereby acknowledge that, other than the 100,000 Company Membership Units and the 30,000 vested options to purchase Company Membership Units (“Options”), you do not own and are not entitled to any other equity interests in KRATON Management LLC, TJ Chemical Holdings LLC or any of their respective affiliates and all Company Profits Units (as that term is defined in the KRATON Management LLC Agreement) granted or to be granted to you will be forfeited upon the Separation Date. Pursuant to Section 4.5(b) of the applicable option grant agreement(s), these 30,000 Options are vested as of the Separation Date and will remain exercisable for a period of 90 days following the Separation Date.

7.	Payment and Accord and Satisfaction: The Separation Payment will be paid to you in accordance with Section 2 hereof and subject to the Company’s receipt of your signed copy of this Agreement and the certificate completed by your Adviser and referred to in Section 20 (the “Adviser Certificate”). All payments will be made less all applicable statutory withholding taxes and employee National Insurance contributions. You acknowledge and agree that, other than as specifically set forth in this Agreement, you are not due any compensation, including compensation for unpaid salary, unpaid bonus, commissions, severance, or accrued or unused holiday time or holiday pay.

8.	General Release of All Claims: In consideration of the payments and other benefits set forth above, you, on your own behalf and on behalf of your successors, heirs, beneficiaries and representatives (collectively, the “Releasors”) voluntarily, knowingly and willingly release and forever discharge the Company and its respective parent entities, shareholders, predecessors, subsidiaries, joint ventures, affiliates, successors and assigns, together with each of those entities’ respective owners, officers, directors, partners, shareholders, employee benefit plans, employee benefit administrators, employees, and agents (collectively, the “Releasees”), from any and all claims and rights of any nature whatsoever which any Releasor now has or in the future may have against any Releasee up to the date upon which you fully execute this Agreement, whether known or unknown. This release, includes, but is not limited to, any rights or claims relating to your employment relationship with the Company, any rights or claims relating to the termination of your employment relationship with the Company, any contract claims (expressed or implied, written or oral), any rights or claims based on wages, bonuses, commissions, expense reimbursements, holiday pay, benefits (except for any accrued pension rights), defamation, slander, wrongful discharge, tort law (except for unknown personal injury claims), contract law, or any rights or claims, whether at common law, statutory, pursuant to European Union law or otherwise (other than claims under this Agreement), including, without limitation,
(a)	any claim for salary, holiday pay, bonuses or other related payments, pay in lieu of notice or damages for termination of contract without notice; and

(b)	any claim for damages for breach of contract (whether brought before an Employment Tribunal or otherwise); and

(c)	any statutory claims which you have or may have for:
(i)	unfair dismissal;

(ii)	a redundancy payment;

(iii)	sex discrimination;

(iv)	race discrimination;

(v)	disability discrimination;

(vi)	a claim for unlawful deductions under Part II of the Employment Rights Act 1996; and

(vii)	a claim under the Working Time Regulations 1998; and
(d)	any claim under or in respect of the Employment Agreement.
The claims specified in this Section 8 (together the “Employee Claims”) are claims which you recognize you or another Releasor may have arising out of the circumstances surrounding your employment and/or its termination. Employee represents and warrants that he is not aware of any personal injury claim as of the Separation Date.

9.	No Claims Filed: As a condition of the Company entering into this Agreement, you represent that you have not filed with any governmental agency, court or tribunal any claim against the Releasees relating to your employment, your separation from employment, or otherwise. You further agree, to the maximum extent permissible under applicable law, not to file or assist anyone else to file any such claim with a state or local governmental agency, court or tribunal, with the exception that if the Company does not comply with its promises under this Agreement, you may bring an appropriate action against the Company to enforce the terms of this Agreement.

10.	No Admission of Wrongdoing: By entering into this Agreement, neither you, nor the Company nor any Group Company (as defined in the Employment Agreement and in the attachment dated January 1, 2002 at Exhibit C thereto (the “Non-Compete Agreement”)) nor any of the Releasees admit any wrongdoing or violation of any law.

11.	Confidential Information: You acknowledge that during your employment, you had access to confidential information (as referenced in the Employment Agreement and in the attachment dated January 1, 2002 at Exhibit C thereto). At all times hereafter, you will maintain the confidentiality of all confidential information. You will not, either directly or indirectly, make any disclosure of confidential information to any third party, person, company, business entity or other organization, use for your own purposes or for any other purpose, any confidential information, or cause any unauthorized disclosure of any confidential information. You agree that a breach of this provision is a material breach of this Agreement and that the Company would be entitled to all appropriate legal and equitable remedies to redress your breach, plus attorneys’ fees and costs to enforce this provision.

12.	Company Property: As of the Separation Date, and before the Company is obligated to pay any portion of the Separation Payment to you, you will have returned to the Company all of its respective property and all material or documents containing or pertaining to confidential information, including without limitation, any company car and all computers (including laptops), cell phones, keys, PDAs, Blackberries, credit cards, facsimile machines, televisions, card access to any Company building, customer lists, computer disks, reports, files, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which you used, received or prepared, helped prepare or supervised the preparation of in connection with your employment with the Company. You will not retain any copies, duplicates, reproductions or excerpts of such material or documents. You further agree to take all necessary actions, if required by and at the cost of the Company, to vest such property rights in the Company.

13.	Cooperation: Provided that this does not adversely affect your employment at the relevant time:

(a) You promise to cooperate in any investigation the Company undertakes into matters occurring during your employment with the Company;
(b) You agree that when requested by the Company or third parties with the Company’s consent (“Designated Third Parties”), you will promptly and fully respond to all inquiries from the Company, Designated Third Parties and its/their representatives concerning matters relating to the Company, including, but not limited to, any claims or lawsuits by or against the Company or any third parties;
(c) You agree to testify in matters related to the Company when requested by the Company or Designated Third Parties except in matters which are adverse to you; and
(d) The Company shall fully reimburse you for your reasonable expenses incident to such cooperation provided they are properly documented by you (including, if applicable, loss of salary or bonus with your employer at the relevant time) and the reasonable expenses of legal counsel.
The Company will maintain any appropriate professional insurance coverage for you with respect to occurrences during your employment with the Company under the terms of the relevant policy from time to time.
You acknowledge that you have disclosed to the Company any information you have concerning any conduct involving the Company or any of their respective employees that you have any reason to believe may be unlawful.
14.	Restrictive Covenants: You agree that you will continue to be subject to the provisions of those sections referencing confidentiality in the Employment Agreement and in the Non-Compete Agreement following the Separation Date, and that a breach of those provisions will be a material breach of this Agreement and that the Company would be entitled to all appropriate legal and equitable remedies to redress your breach, plus legal fees and costs to enforce those provisions. For the avoidance of doubt, these provisions include, among others, that you will not, after the termination of your employment for whatever reason, whether by yourself or by anyone on your behalf or otherwise:
a) for the period of twelve (12) months following the Separation Date, solicit or entice away or endeavor to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, in the twelve (12) months immediately prior to the Separation Date, a client of the Company, or any Group Company and with whom you had business dealings during the course of your employment in that twelve (12) month period. Nothing in this Section 14(a) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;
(b) for the period of twelve (12) months following the Separation Date, have any business dealings with any person, firm, company or other entity who is, or was, in the twelve (12)

months immediately prior to the Separation Date, a client of the Company or any Group Company and with whom you had business dealings during the course of your employment in that twelve (12) month period. Nothing in this Section 14(b) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;
(c) for the period of six (6) months following the Separation Date, or, if you are entitled o severance pay for a shorter period of time, for such shorter period, but in no event less than six (6) months, carry on, set up, be employed, engaged or interested in a business anywhere in the world which is engaged in a Competitive Business (as defined in the Employment Agreement and in the Non-Compete Agreement) in which you were actively involved during the twelve (12) month period immediately prior to the Separation Date. It is agreed that in the event that any such company ceases to be engaged in a Competitive Business this Section 14(c) shall, with effect from that date, cease to apply in respect of such company. Provided that you shall not be prohibited by this Section 14(c) from rendering any services to any company that derives less than 10% of its revenues from a Competitive Business, if such services or employment relate solely to a business that is not competing with a Competitive Business.
The provisions of this Section 14 shall not, at any time following the Separation Date, prevent you from directly or indirectly holding shares or other capital not amounting to more than 3% of the total issued share capital of any company which is engaged in a Competitive Business listed on a recognized stock exchange if you are not a controlling person of such company or a member of a group which controls such company, or otherwise involved in the company’s business. Further, you shall not be in breach of this Section 14 by performing consulting services for Company or any of its subsidiaries).
You hereby agree with the Company (for itself and as trustee and agent for each other Group Company) that you shall not, whether directly or indirectly, on your own behalf or on behalf of or in conjunction with any other person, firm, company or other entity for the period of twelve (12) months following the Separation Date, solicit or entice away or endeavor to solicit or entice away any individual person who is employed or engaged by the Company or any Group Company either (a) as a director/representative or in a managerial or technical capacity; or (b) who is in possession of confidential information belonging to the Company and/or any Group Company and with whom you had business dealings during the course of your employment in the twelve (12) month period immediately prior to the Separation Date.
15.	Confidentiality: You agree that the terms of this Agreement are CONFIDENTIAL. You agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than to your lawyer, financial advisor or immediate family members, to enforce this Agreement, or to respond to a valid subpoena or other legal process. If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell them that they must keep it confidential as well. If you must respond to a valid subpoena or other legal process, you must notify the Company of such disclosure obligation or request in a prompt and timely manner, but in any case no later than three (3) business days after you learn of such obligation or request and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.

16.	No Negative Statements: You agree not to take any action or make any statement that could reasonably be expected to become publicly known and that criticizes, ridicules, disparages or is derogatory to the Company or any of the Releasees or any of their respective employees, services, reputations, officers, financial status or businesses, or that damages the Company or any of the Releasees in any of their respective business relationships, or encourages the making of such statement or the taking of such actions by someone else. The Company hereby agrees that it will use its reasonable efforts to ensure that the members of the Board of Directors of the Company and its senior executive officers shall not make any statement, written or oral that materially disparages the Employee’s reputation.

17.	Tax Withholding: All payments made under the Agreement to you are subject to applicable tax withholding and other statutory deductions, including employee National Insurance contributions. You will be solely responsible for the payment of worldwide income and/or other taxes on such payments and you will indemnify and keep indemnified the Company and the Releasees against all and any liability to taxation and/or employee National Insurance contributions arising out of the payments made or benefits provided by the Company or any of the Releasees pursuant to this Agreement.

18.	Breach of this Agreement: You promise to abide by the terms and conditions in this Agreement and those of the Employment Agreement that expressly survive pursuant to Sections 14 and 22, and understand that if you do not, the Company shall be entitled to recover legal fees and any other damages incurred or equitable remedies available with respect to such breach.

19.	Severability: If at any time after the date of the execution of this Agreement, any court, tribunal or agency finds that any provision of this Agreement is illegal, void, or unenforceable, that provision will no longer have any force and effect. However, the provision’s illegality or unenforceability will not impair the enforceability of any other provision of this Agreement.

20.	Compromise Agreement: You represent and warrant to Company that, having taken independent legal advice, you have previously notified any and all potential claims of any nature you have or may have against the Company or any other Releasee to the Company in writing and that you have no other complaints or grounds for any claim whatsoever against the Company or any other Releasee in relation to the Identified Issues, including without limitation the Employee Claims.

You acknowledge that the conditions regulating compromise agreements under section 203 of the Employment Rights Act 1996, section 72 of the Race Relations Act 1976, section 77 of the Sex Discrimination Act 1975, section 9 of the Disability Discrimination Act 1995 and Regulation 35 of the Working Time Regulations 1998 are satisfied;

You confirm that you have received independent legal advice from your Adviser as to the terms and effect of this Agreement and in particular its affect on your ability to pursue rights before an Employment Tribunal;

You have provided the name of your Adviser from whom you have taken said advice and the name and address of the organization for whom your Adviser works and your Adviser has signed a certificate in the form attached to this Agreement.

“Adviser” means a relevant independent adviser (as defined in section 203 Employment Rights Act 1996) from whom you have received legal advice as to the terms of this Agreement and its effect and, in particular, its effect on your ability to pursue your rights before an Employment Tribunal.

21.	Insurance: For a period of six (6) years following the Employee’s Date of Termination, the Company agrees to purchase and maintain insurance for the Employee’s benefit, covering director, officer and fiduciary liability on the same basis as active directors, officers and/or fiduciaries.

22.	Changes to the Agreement: This Agreement may not be changed unless the changes are in writing and signed by you and a proper representative of the Company.

23.	Entire Agreement and Waiver: This Agreement contains the entire agreement among you and the Company and supersedes all other agreements between you and the Company, except, however, you specifically acknowledge and agree that the Confidentiality, Restrictive Covenants and Intellectual Property provisions of the Employment Agreement and the Non-Compete Agreement shall survive the execution of this Agreement. The failure of any party to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties to thereafter enforce each and every provision of this Agreement.

24.	Without Prejudice: This Agreement is “without prejudice” until it is signed by all of the signatories indicated below at which point it will become open and binding.

25.	Governing Law and Jury Waiver: This Agreement shall be governed by and interpreted in accordance with English law and subject to the exclusive jurisdiction of the English courts. YOU EXPRESSLY WAIVE THE RIGHT TO HAVE ANY ACTION OR PROCEEDING HEARD BEFORE A JURY.

26.	Successor: This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

Sincerely,
/s/ Richard A. Ott
KRATON Polymers, LLC

Read, Accepted and Agreed to:
/s/ Roger P. Morgan	October 4, 2005
Roger P Morgan	Date

I Graham Paul of Doyle Clayton refer to the Compromise Agreement dated as of October 4, 2005, among KRATON Polymers, LLC and Roger P. Morgan (“Executive”) (the “Agreement”).
I confirm that:
A.	I am a relevant independent adviser within the meaning of section 203 of the Employment Rights Act 1996.

B.	I am not acting (and have not acted) in relation to this matter for the Company or Group Company (each as defined in the Agreement).

C.	There is in force a contract of insurance, or a professional indemnity, as required by section 203(3)(d) of the Employment Rights Act 1996, covering the risk of a claim against me in respect of the advice which I have given Executive leading to the completion of the Agreement.

D.	I have advised Executive in particular in relation to any claim he may have for the Employee Claims (as defined in the Agreement) and have advised him that the effect of signing the Agreement is that he is barred from pursuing any such claims.
Signed    /s/ Graham Paul             Dated    October 4, 2005